Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT made and entered into this 24th day of January, 2004, by and between Steven B. Dodge (“Employee”) and American Tower Corporation, and its subsidiaries and affiliates (together “ATC”). This Agreement supersedes any other employment agreement entered into by the Employee and ATC before the date of this Agreement.

1. Employment. ATC shall employ the Employee and the Employee shall perform the Services (as hereinafter defined) beginning as of the date hereof in accordance with the terms and conditions of this Agreement.

2. Duties. Employee agrees that during the Term of this Agreement (as hereinafter defined), Employee shall perform all duties and responsibilities as determined from time to time by the Chief Executive Officer of ATC (the “Services”). Employee’s responsibilities shall be on a part-time basis. Employee will devote his best efforts to the performance of such Services.

3. Term. The term of this Agreement will commence on the date first written above and end on and include December 31, 2012 (the “Term”) unless earlier terminated as provided herein. This Agreement may be renewed following the Term of this Agreement at the sole discretion of ATC.

4. Compensation. For the Services described in paragraph 2 and the exclusivity rights described in paragraph 5, ATC shall compensate Employee as follows:

(a) Salary. Employee’s salary for the Term of this Agreement shall be at the annual rate of $12,000.00 thousand dollars ($12,000.00), payable in annual payments. Additional salary increases or adjustments may be made at the sole discretion of, and in an amount determined by, ATC;

(b) Expenses. Actual out of pocket expenses such as telephone and travel charges incurred by Employee in the course of rendering the Services shall be paid by ATC, if approved in advance and verified with customary proof for reimbursement; and

(c) Stock Options. The stock options granted to Employee pursuant to the ATC Tower Systems Inc. 1997 Stock Option Plan as amended and restated on April 27, 1998 (the “ATC Plan”) shall continue to vest through the Term of this Agreement in accordance with the terms of the ATC Plan.

5. Non-Compete. Employee agrees and acknowledges that, during the Term of this Agreement Employee shall not render services of any kind to any company or person, directly or indirectly, anywhere in the world involved in the ownership, construction, operation, management or the acquisition of communication antenna sites or the manufacturer or fabrication of tower and antenna related components or any business in which ATC, its subsidiaries or affiliates, now or then operates without the prior written consent of ATC, which ATC may withhold in its sole discretion. Failure of ATC to provide written consent to Employee within 15 days of notice of such request shall be deemed a denial of the request. In the event that this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time, over too large a geographic area or over too great a range of activities, it shall be interpreted to extend over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

6. Solicitation. Employee agrees that during the Term of this Agreement and for a period of two (2) years following the cessation of this Agreement, Employee shall not, directly or indirectly, either solicit, or induce any customers of ATC, its subsidiaries or affiliates, to patronize any business which competes with that of ATC or its subsidiaries or affiliates, or solicit or induce any employees of ATC, its subsidiaries or affiliates, to leave employment with ATC or such subsidiary or affiliate.

7. Termination/Severance. ATC may terminate this Agreement with no further obligations to Employee hereunder (a) upon the occurrence of any breach hereof or fraud, (b) upon the gross misconduct by Employee, or (c) upon the Employee’s death or disability.

8. Property Rights. ATC shall hold, and hereby reserves all rights, title and interests in and to all work product developed, prepared or created by Employee during the course of his employment with ATC, its subsidiaries or affiliates. The Employee agrees to execute all necessary applications, affidavits, and other documents necessary for ATC to obtain intellectual property rights, including copyright protection, for all work product developed by the Employee. All decisions regarding copyright or other intellectual property registration shall be in the sole discretion of ATC.

9. Confidential Information. Employee agrees that Employee will not, during the Term of this Agreement or at any time thereafter, disclose to any unauthorized person, firm or corporation, customer lists or information relating to customers; any trade secrets or Confidential Information relating to ATC, its subsidiaries or affiliates, or to any of the businesses operated by them; and Employee confirms that such information constitutes the exclusive property of ATC. For the purpose of the Agreement, the term “Confidential Information” shall mean information of any nature and in any form which at the time concerned is not generally known to those persons engaged in business similar to that conducted or contemplated by ATC, its subsidiaries or affiliates, including without limitation, business plans, tower lists, financial information, sales or marketing materials or strategies, contracts, form of contracts, abstracts, and computer software. Employee shall return all tangible evidence of such Confidential Information to ATC, at ATC’s request, or at the termination of this Agreement.

10. Assignability. This Agreement shall not be assignable by the parties, (except that ATC may assign this Agreement to any person or entity who acquires or to whom is assigned substantially all of its tower leasing assets) but shall be binding upon their successors, heirs, executors, administrators, and legal representatives.

11. Notices. All notices and other communications required or permitted pursuant to this Agreement shall be in writing and be deemed to have been duly given and delivered if mailed by certified mail, return receipt requested, postage prepaid, or sent via facsimile transmission as follows:

If to Employee:

If to ATC:

Aileen T. Torrance

Vice President, Human Resources

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

And

With a copy to:

Vice President/General Counsel

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

12. Relief. Employees agrees that the by virtue of Employee’s position at ATC, Employee has had, and will continue to have, substantial access to an impact on the good will, Confidential Information and other legitimate business interests of ATC, and that, therefor Employee is in a position to have substantial adverse impact on ATC’s business interests should Employee engage in business in competition with ATC after employment with ATC that cannot be reasonably or adequately compensated in damages in any action at law, and a breach by Employee of any provision will cause ATC great and irreparable damage. Accordingly, ATC, in addition to any other remedies, shall be entitled to the remedies of injunction, specific performance and other equitable relief in the event of a breach, attempted breach or repudiation of this Agreement by Employee.

13. Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

14. Modification, Waiver and Choice of Law. The Agreement may only be amended or modified by a writing or writings signed by both the Employee and ATC. The waiver of any breach of the Agreement or failure to enforce the provisions hereunder by either the Employee or ATC shall not constitute a waiver of failure to enforce by such party with respect to the remaining terms and conditions of the Agreement. The laws of the Commonwealth of Massachusetts shall govern any questions concerning the validity, interpretation, or performance of the Agreement.

15. Entire Agreement, Counterparts. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement by the parties hereto or otherwise concerning this Agreement or the subject matter hereof. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto executed this Employment Agreement on the date and year first above written.

STEVEN B. DODGE

/s/ Steven B. Dodge

AMERICAN TOWER CORPORATION

By:	/s/ James Taiclet
Its:	Chief Executive Officer

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